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                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Independent Auditors" in the prospectus and to the use of our report dated February 28, 2002 with respect to the financial statements of The Manufacturers Life Insurance Company of New York and our report dated March 15, 2002 with respect to the financial statements of The Manufacturers Life Insurance Company of New York Separate Account A, both of which are contained in the Statement of Additional Information in Post-Effective Amendment No. 13 to the Registration Statement (Form N-4 File Nos. 33-79112 and 33-46217) and the related prospectus of The Manufacturers Life Insurance Company of New York Separate Account A.


                                                         /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 23, 2002